Exhibit 10.3

HEADQUARTERS

TRANSFER AGREEMENT

This HEADQUARTERS TRANSFER AGREEMENT (the “Agreement”), by and between APPLE REIT SIX, INC., a Virginia corporation (“Seller”), and APPLE REIT NINE, INC., a Virginia corporation (“Purchaser”), shall be effective as of November 29, 2012 (the “Date of this Agreement”).

RECITALS

A. Seller owns that certain parcel of land known as 814, 816 and 828 East Main Street located in the City of Richmond, Virginia and more particularly described on Exhibit A attached hereto, together with all building and improvements thereon and all appurtenances thereunto belonging (the “Real Property and Improvements”).

B. Seller is the lessee pursuant to that certain Office Lease Agreement between Seller and Sundance Square Partners, L.P., as lessor, dated as of March 17, 2005, as amended by First Amendment to Office Lease Agreement dated as of January     , 2009, as such Office Lease Agreement may have been otherwise amended, modified or supplemented and all documents, instruments and agreements (whether or oral or written) relating thereto (the “Lease Agreement”) relating to premises located at 120 West Third Street, Ft. Worth Texas (the “Leased Premises”)

C. Seller, BRE Select Hotels Holdings LP, a Delaware limited partnership (“Buyer”), and BRE Select Hotels Corp., a Delaware corporation (“Acquisition Sub”) have entered into the Agreement and Plan of Merger dated as of November 29, 2012 (the “Merger Agreement”), whereby Seller shall merge with and into Acquisition Sub.

D. As a condition to the closing under the Merger Agreement, the transfer of the Real Property and Improvements and the Lease Agreement called for pursuant to this Agreement must be consummated.

E. Seller desires to sell and Purchaser desires to purchase the Property (as defined below) on the terms and conditions contained in this Agreement. Additionally, Seller desires to assign and Purchaser desires to assume the Lease Agreement on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the agreements, promises, covenants, and conditions contained herein, the parties hereby agree as follows:

1. Agreement to Sell and Purchase and Agreement to Assign.

(a) Seller shall sell, assign and convey to Purchaser and Purchaser shall purchase and assume from Seller, subject to the terms and conditions of this Agreement, all of Seller’s right, title and interest in and to the following (collectively, the “Property”):

(i) the Real Property and Improvements, together with all rights in and to adjacent streets, roads, alleys, access easements and rights-of-way, beneficial easements, development rights and entitlements;

(ii) all fixtures, plumbing, heating, cooling and electrical systems, equipment and machinery located on, attached to or used in connection with the Real Property and Improvements (the “Fixtures”);

(iii) all items of personal property located on the Real Property and Improvements, including, without limitation, all furniture and furnishings, carpeting, rugs, computers and servers, equipment, artwork, appliances, telephones, televisions, IT network equipment, video equipment, office supplies, consumable supplies and fixtures (other than those which are part of the Fixtures), but specifically excluding all books and records of Seller and any other personal property, if any, used exclusively in connection with the ownership and operation of the hotels owned by Seller (the “Personal Property”);

(iv) all real property leases of space located on or at the Property and any security deposits relating thereto (the “Leases”);

(v) all contracts and personal property leases relating exclusively to the operation of the Real Property and Improvements, the Fixtures, the Leases and any Personal Property (the “Contracts”); and

(vi) to the extent assignable without any cost or expense to Seller, all permits, consents, authorizations, approvals, registrations and certificates issued by any governmental agency or authority, warranties and any other intangible personal property specifically relating to the Real Property and Improvements, the Fixtures, the Personal Property, the Contracts or the Leases (the “General Intangibles”);

provided, in each case, the Property shall be transferred, conveyed and sold to Purchaser subject to all mortgages, deeds of trust, deeds to secure debt, indemnity deeds of trust, liens, pledges, hypothecations, assignments, security interests, easements, covenants, zoning or other restrictions, any other matters of record and any other encumbrances or charges, including, without limitation, any conditional sale or other title retention agreements, any financing leases having the effect of the foregoing, any mechanic’s, material men’s and other similar liens and encumbrances and all matters which may be disclosed by a current survey of the Real Property and Improvements (the “Encumbrances”).

(b) Seller, for itself and on behalf of its successors and assigns, agrees to sell to Purchaser the Property for the purchase price of Four Million Five Hundred Thousand and 00/100 Dollars ($4,500,000.00) payable in cash or by other immediately available funds (the “Purchase Price”).

(c) Seller shall assign, transfer and set over to Purchaser, and Purchaser shall assume in all respects, all of Seller’s right, title and interest in, and liabilities, obligations terms, conditions and covenants under, the Lease Agreement, subject to the Encumbrances (the “Assignment Transaction”). The consideration for the Assignment Transaction shall be the assumption of all liabilities, whether past or present, by Purchaser under the Lease Agreement, as more particularly set forth in the Assignment and Assumption of Lease (as defined below).

Closing. The purchase and sale of the Property and the Assignment Transaction shall occur in escrow through Purchaser’s title insurer (the “Closing”) on a date and time selected by Purchaser but in no event later than immediately prior to the Effective Time (as such term is defined in the Merger Agreement).

2. Seller’s and Purchaser’s Representations and Warranties.

(a) Fee Simple Title. Seller warrants that it is the fee simple owner of the Real Property and Improvements, subject to the Encumbrances. Seller warrants it is the lessee under the Lease Agreement, subject to the Encumbrances.

(b) Authority to Convey. Seller has the full corporate power and authority to enter into and perform this Agreement and to complete the transactions contemplated by this Agreement. This Agreement is a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws affecting the rights of creditors generally.

(c) Non-Foreign Certificate. Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended.

(d) Authority to Purchase. Purchaser has the full corporate power and authority to enter into and perform this Agreement and to complete the transactions contemplated by this Agreement. This Agreement is a legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws affecting the rights of creditors generally.

PURCHASER ACKNOWLEDGES THAT PURCHASER HAS BEEN GIVEN THE OPPORTUNITY TO, AND HAS, TO ITS SATISFACTION, REVIEWED AND INSPECTED THE PROPERTY, THE LEASED PREMISES AND THE LEASE AGREEMENT INCLUDING THE CONDITION OF TITLE AND ALL OBLIGATIONS RELATING TO THE PROPERTY, THE LEASED PREMISES, THE LEASE AGREEMENT AND ALL ENCUMBRANCES (AS DEFINED HEREIN) RELATING THERETO. PURCHASER ACKNOWLEDGES AND AGREES THAT THE CONVEYANCE OF THE PROPERTY AND THE LEASE AGREEMENT TO PURCHASER IS MADE “AS-IS” AND “WHERE-IS,” IN THE THEN EXISTING CONDITION OF THE PROPERTY AND THE LEASED PREMISES WITH ALL FAULTS AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (EXCEPT AS TO TITLE AS PROVIDED BY THE SPECIAL WARRANTY DEED AND EXCEPT ANY EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 2 OF THIS AGREEMENT), INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF FITNESS FOR ANY PARTICULAR PURPOSE OR MERCHANTABILITY OR ANY OTHER WARRANTIES CONTAINED IN OR CREATED BY THE UNIFORM COMMERCIAL CODE OR OTHERWISE.

3. Conditions Precedent to Closing. If the Merger Agreement terminates pursuant to Article VII therein, this Agreement shall forthwith become void and have no effect, without liability or obligation on the party of any party. Further, the obligation of Purchaser to proceed to Closing and consummate the purchase of the Property and the Assignment Transaction is subject to the full and complete satisfaction of each of the following applicable conditions precedent (or waiver by Purchaser), and if any of such conditions is not satisfied, Purchaser may, at its option, terminate the acquisition of the Property or the Lease Transaction as described below:

(a) With respect to the Property only, the representations and warranties of Seller contained in this Agreement relating to the Property shall be true, complete and accurate in all material respects, on and as of the date hereof and at the Closing as if the same were made on and as of such date.

(b) With respect to the Lease Agreement only, the representations and warranties of Seller contained in this Agreement relating to the Lease Agreement shall be true, complete and accurate in all material respects, on and as of the date hereof and at the Closing as if the same were made on and as of such date.

(c) With respect to the transfer of the Property only, no preliminary or permanent injunction or other order, decree or ruling shall have been issued, and be in effect, by any court of competent jurisdiction preventing the consummation of the transfer of the Property as contemplated by this Agreement.

(d) With respect to the Assignment Transaction, no preliminary or permanent injunction or other order, decree or ruling shall have been issued, and be in effect, by any court of competent jurisdiction preventing the consummation of the Assignment Transaction as contemplated by this Agreement.

4. The Closing.

(a) At Closing, Purchaser shall pay or otherwise deliver to Seller (or to Purchaser’s title insurer to be held in escrow, but released at Closing):

(i) the Purchase Price, subject to adjustment in accordance with Sections 5 and 7 hereof, as provided in this Agreement by wire transfer of immediately available federal funds to the account or accounts of Seller as designated by Seller;

(ii) a Bill of Sale and General Assignment and Assumption in the form attached hereto as Exhibit B (the “Assignment and Assumption”) executed by Purchaser, pursuant to which Seller shall assign and convey to Purchaser and Purchaser shall assume, all right, title and interest, including any obligations with respect thereto, in the Personal Property, the Contracts, the Leases and the General Intangibles;

(iii) a signed closing or settlement statement prepared and/or approved by Seller and Purchaser;

(iv) an Assignment and Assumption of Lease in the form attached as Exhibit C (the “Assignment and Assumption of Lease”) executed by Purchaser;

(iv) such other documents as reasonably may be required by Seller to consummate this transaction and are customarily delivered in like transactions, provided such documents shall be consistent with the terms and conditions of this Agreement.

(b) At Closing, Seller shall deliver to Purchaser (or to Purchaser’s title insurer to be held in escrow, but released at Closing):

(i) a Special Warranty Deed conveying title (in the condition described in Section 2(a) above) to the Real Property and Improvements in the form attached as Exhibit D to this Agreement (the “Deed”);

(ii) Seller’s non-foreign status certificate and Virginia Form R-5E (or affidavit in lieu of such form certifying that Seller is exempt from the filing requirements applicable to non-resident owners of real property);

(iii) a signed original of the Assignment and Assumption;

(iv) a signed closing or settlement statement prepared and/or approved by Seller and Purchaser;

(v) a signed original of the Assignment and Assumption of Lease;

(vi) such other documents as reasonably may be required by Purchaser to consummate this transaction and are customarily delivered in like transactions, provided such documents shall be consistent with the terms and provisions of this Agreement; and

(vii) physical possession of the Property and the Leased Premises.

5. Casualty and Condemnation.

(a) After the date hereof, all risk of loss by reason of fire, damage, or other casualty or by the exercise of the power of eminent domain shall be with Purchaser.

(b) If, on or before the Closing, any of the Property or the Leased Premises is damaged by reason of fire, casualty or otherwise or all or a portion of the Property or the Leased Premises is otherwise taken or condemned prior to Closing, Seller shall promptly notify Purchaser and, at Closing, Seller will credit against the Purchase Price payable by Purchaser at the Closing an amount equal to the net proceeds (other than on account of business or rental interruption relating to the period prior to Closing), if any, received by Seller as a result of such casualty or condemnation, together with a credit for any deductible under such insurance, less any out of pocket costs and expenses of Seller relating to such casualty or condemnation, including, without limitation, with respect to any restoration (collectively, “Seller’s Costs”). If as of the Closing, Seller has not received any such insurance or condemnation proceeds, then the parties shall nevertheless consummate the Closing of the conveyance of the Property and the Leased Agreement (without any credit for such insurance or condemnation proceeds except for a credit for any deductible under such insurance, less Seller’s Costs) and Seller will at Closing assign to Purchaser all rights of Seller, if any, to the insurance or condemnation proceeds (other than on account of business or rental interruption relating to the period prior to Closing) and to all other rights or claims arising out of or in connection with such casualty or condemnation.

6. Costs. Seller shall pay the costs of (a) preparing the Deed and Assignment and Assumption, (b) the Virginia Grantor’s Tax due upon recording the Deed and (c) the base title insurance premium for any owner’s title insurance policy purchased by Purchaser at Closing. Purchaser shall pay (x) all survey costs and title examination fees and premiums (other than the base title insurance premium) for any owner’s title insurance policy or policies (including endorsements), (y) the Virginia Grantee’s Tax, as well as the fees and costs, due upon recording the Deed and (z) any other costs and expenses actually incurred by Purchaser. The parties agree to equally share the cost of the title insurer’s escrow and/or closing fees.

7. Taxes; Utilities. All taxes and assessments shall be prorated as of the Closing based on the tax assessments for such year. If those tax statements are not available as of the Closing, the tax proration shall be based on the actual tax rate for the prior year applied to the most recent valuation of the Property; and any adjustments to be required by reason of a change in that assessed valuation or applicable tax rate shall be made between Seller and Purchaser at the time that the tax rate for the current year shall be determined. All items of income and expense of the Property, including, without limitation, utility expenses, shall be prorated between Seller and Purchaser as of 11:59 p.m. on the day before the Closing. Seller shall cause all utility meters to be read by the applicable service provider as near to the Closing as reasonably practical and Purchaser and Seller agree to reconcile any estimated amounts promptly after the Closing upon receipt of final bills or invoices. To the extent Seller made any deposits with a utility provider, Purchaser shall credit such amounts to Seller at Closing. If any tax reduction proceedings in respect of the Property, relating to any calendar years ending prior to the calendar year in which the Closing occurs or the calendar year in which the Closing occurs, are pending at the time of the Closing, Seller reserves and shall have the right to continue to prosecute and/or settle the same; provided Seller shall not settle same without Purchaser’s reasonable consent not to be unreasonably withheld. Additionally, current rent being charged under the Lease Agreement shall be prorated between Seller and Purchaser for the month in which the Closing occurs.

8. Seller’s Default. In the event Seller defaults in the performance of its obligations under this Agreement or the closing does not occur due to a default by Seller under the terms and conditions of this Agreement, Purchaser shall have the right to specifically enforce the terms and conditions of this Agreement; provided that such specific enforcement action must be initiated no later than 30 days following Purchaser’s receipt of notice of such default. If Seller is in breach of Section 2 under this Agreement on the Closing Date, then Purchaser shall have the right to terminate this Agreement with respect to the Property or Lease Agreement, as applicable. Purchaser agrees to, and does hereby, waive all other remedies against Seller which Purchaser might otherwise have at law or in equity by reason of such default by Seller.

9. Purchaser’s Default. In the event Purchaser defaults in the performance of its obligations under this Agreement or the Closing does not occur due to a default by Purchaser under the terms and conditions of this Agreement, Seller shall be entitled to all remedies against Purchaser available at law or in equity, including the right to terminate this Agreement and the right to seek specific performance.

10. Release. (a) Purchaser in entering into this Agreement has not been induced and has not relied upon any oral or written representations, warranties or statements, whether express or implied, made by Seller or any Seller-Related Parties (defined below) with respect to each of the Property, the Leased Premises and the Lease Agreement, except the express representations of Seller contained in the Deed, the Assignment and Assumption of Lease and in Section 2 of this Agreement. Purchaser hereby agrees that Seller, its respective affiliates, members and partners, and the members, partners, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Seller-Related Entities”) shall be, and are hereby, fully and forever released and discharged from any and all liabilities, losses, claims (including third party claims), demands, damages (of any nature whatsoever), causes of action, costs, penalties, fines, judgments, reasonably attorneys’ fees, consultants’ fees and costs and experts’ fees (collectively, the “Claims”), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with each of the Property, the Leased Premises or the Lease Agreement, including, without limitation, the physical, environmental and structural condition of the Property or Leased Premises or any law or regulation applicable thereto, including, without limitation, any Claim or matter (regardless of when it first appeared) relating to or arising from (i) the presence of any environmental problems, or the use, presence, storage, release, discharge, or migration of hazardous materials on, in, under or around the Property or Leased Premises regardless of when such hazardous materials were first introduced in, on or about the Property or the Leased Premises, (ii) any patent or latent defects or deficiencies with respect to the Property or the Leased Premises, (iii) any and all matters related to the Property or the Leased Premises or any portion of either, including, without limitation, the condition and/or operation of the Property or the Leased Premises and each part thereof, (iv) any Encumbrances relating to the Property or the Leased Premises (except for the proration for taxes as provided in this Agreement)

and all matters related to the current or future zoning or use of the Property or the Leased Premises, and (v) the presence, release and/or remediation of asbestos and asbestos containing materials in, on or about the Property or the Leased Premises regardless of when such asbestos and asbestos containing materials were first introduced in, on or about the Property or the Leased Premises. Purchaser hereby waives and agrees not to commence any action, legal proceeding, cause of action or suits in law or equity, of whatever kind or nature, including, but not limited to, a private right of action under the federal Superfund laws, 42 U.S.C. Sections 9601 et seq. and similar state environmental laws (as such laws and statutes may be amended, supplemented or replaced from time to time), directly or indirectly, against Seller-Related Entities or their agents in connection with Claims described above.

(b) In this connection and to the greatest extent permitted by law, Purchaser hereby agrees, represents and warrants that Purchaser realizes and acknowledges that factual matters now known to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damage, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Purchaser further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Purchaser nevertheless hereby intends to release, discharge and acquit Seller from any such unknown Claims, debts, and controversies which might in any way be included as a material portion of the consideration given to Seller by Purchaser in exchange for Seller’s performance hereunder.

(c) Seller has given Purchaser material concessions regarding this transaction in exchange for Purchaser agreeing to the provisions of this Section 10. The provisions of this Section 10 shall survive the Closing and shall not be deemed merged into any instrument or conveyance delivered at the Closing.

11. Miscellaneous.

(a) Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors, and assigns. Purchaser may assign all or any part of its rights under this Agreement to any person or entity without Seller’s prior written consent.

(b) Governing Law. This Agreement shall be governed by and construed according to the laws of the Commonwealth of Virginia.

(c) Entire Agreement. This Agreement contains the entire agreement between Seller and Purchaser relating to the Property and supersedes all prior and contemporaneous negotiations, undertakings, and agreements, written or oral, between the parties. This Agreement shall not be amended or modified and no waiver of any provision shall be effective unless set forth in a written instrument authorized and executed with the same formality as this Agreement.

(d) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one and the same Agreement.

Signature page to follow.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Date of this Agreement.

SELLER:

APPLE REIT SIX, INC., a Virginia corporation

By:	/s/ Justin G. Knight

Name:	Justin G. Knight
Title:	President

PURCHASER:

APPLE REIT NINE, INC. a Virginia corporation

By:	/s/ Justin G. Knight

Name:	Justin G. Knight
Title:	President

Signature Page to Headquarters Transfer Agreement